Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

M. Scott Salka hereby certifies that:

ONE: The name of this corporation is Ambit Biosciences Corporation, the original name of this corporation is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: He is the duly elected and acting Chief Executive Officer of this corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Ambit Biosciences Corporation (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is

Corporation Service Company

2711 Centerville Road, Suite 400

City of Wilmington

County of New Castle

The name of the Company’s registered agent at said address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is forty-seven million fifty-three thousand three hundred seventy-six (47,053,376) shares, twenty-six million six hundred thousand (26,600,000) shares of which shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001) and twenty million four hundred fifty-three thousand three hundred seventy-six

(20,453,376) shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of sixty-seven percent (67%) of the stock of the Company (voting together on an as-if-converted basis).

C. The Preferred Stock may be issued from time to time in one or more series. Subject to any limitations thereon expressly set forth in Part E of this Article IV, the Board of Directors is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Subject to any limitations thereon expressly set forth in Part E of this Article IV, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. One hundred sixty-two thousand five hundred nineteen (162,519) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), one million nine hundred seventy-five thousand six hundred seventy-seven (1,975,677) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), seven million seventy-six thousand seven hundred eighteen (7,076,718) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), one million five hundred thirty-eight thousand four hundred sixty-two (1,538,462) of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred”) and nine million seven hundred thousand (9,700,000) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series C-2 Preferred, the “Series Preferred”).

E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series D Preferred, in preference to holders of any other stock of the Company, shall be entitled to receive, when and as declared by the board of directors of the Company (the “Board of Directors”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of the Series D Preferred shall be five dollars and six cents ($5.06), subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Certificate of Incorporation (the “Filing Date”).

(b) Following payment of any dividends payable pursuant to Section 1(a) above, holders of Series C Preferred and Series C-2 Preferred, in preference to holders of Common Stock, Series A Preferred and Series B Preferred, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred and Series C-2 Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of (i) the Series C Preferred shall be four dollars and thirty cents ($4.30) and (ii) the Series C-2 Preferred shall be three dollars and twenty-five cents ($3.25), in each case subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(c) Following payment of any dividends payable pursuant to Sections 1(a) and 1(b) above, holders of Series A Preferred and Series B Preferred, in preference to holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred and Series B Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The “Original Issue Price” of (i) the Series A Preferred shall be seven dollars and fifty cents ($7.50) and (ii) the Series B Preferred shall be eight dollars and sixty-five cents ($8.65), in each case subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date.

(d) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Company (the “Junior Stock”), nor shall any shares of any Junior Stock be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Sections 1(a), 1(b) and 1(c) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(d) shall not, however, apply to (i) a dividend payable solely in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives (as defined below)). The holders of Series Preferred expressly waive their rights, if any, as described in California Code

Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

2.	VOTING RIGHTS.

(a) Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock in either case upon the following basis: each holder of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

(b) For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding Series D Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Company that materially and adversely changes the rights, preferences or privileges of the Series D Preferred (provided that in no event shall the filing of one or more Certificates of Designation of Preferences designating rights, preferences and privileges of one or more new series of Preferred Stock which do not rank senior to or on parity with the Series D Preferred in right of redemption, liquidation preference, voting or dividends, or the issuance of shares of any such new series, be deemed to cause any such material adverse change);

(ii) Any authorization, designation, whether by reclassification or otherwise, of any new class or series of stock or issuance, ranking senior to or on a parity with the Series D Preferred in right of redemption, liquidation preference, voting or dividends;

(iii) Any increase or decrease in the authorized number of members of the Board of Directors;

(iv) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company other than in connection with the authorization, designation or issuance of any new class or series of stock which do not rank senior to or on parity with the Series D Preferred in right of redemption, liquidation preference, voting or dividends;

(v) Any redemption, repurchase, declaration or payment of dividends or other distributions with respect to Common Stock or any other Junior Stock, Series A Preferred, Series B Preferred, Series C Preferred or Series C-2 Preferred (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer or except as otherwise unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives (as defined below));

(vi) Any reclassification, or other recapitalization of the Company, or any voluntary dissolution, liquidation or winding up of the Company;

(vii) Any agreement by the Company or its stockholders to effect an Acquisition or Asset Transfer (each as defined in Section 3 below);

(viii) Engaging primarily in any business other than biotechnology related discovery, research, development and/or commercialization and related services and/or businesses;

(ix) Any agreement by the Company to make any loan or to guarantee any obligation in excess of $250,000 in connection with any single transaction or any series of related transactions; or

(x) Any action that results in the Company incurring additional indebtedness for money borrowed, including pursuant to any capital or equipment lease or bank line of credit, in excess of $1,000,000.

(c) In addition to any other vote or consent required herein or by law, so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series C-2 Preferred (together, the “Junior Preferred”) remain outstanding, the Company shall not, either directly or by amendment, merger, consolidation or otherwise, without first obtaining the vote or written consent of the holders of at least sixty-seven percent (67%) of the outstanding Junior Preferred, voting together as a single class, amend, alter, waive or repeal the rights, preferences, restrictions or privileges of the Junior Preferred, where the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Junior Preferred is materially adverse to the rights, preferences, restrictions or privileges of the Junior Preferred in a manner that is different from and disproportionate to the effect of such amendment, alteration, waiver, repeal or other action on the holders of the Series D Preferred; provided, however, that an Acquisition or Asset Transfer (each as defined below) shall not be deemed to be materially adverse to the rights, preferences, restrictions or privileges of the Junior Preferred.

(d) The authorized number of directors constituting the full Board of Directors shall be set at eight (8). The holders of the Series B Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors (the “Series B Representatives”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of the Series C Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Representative”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Series D Preferred, voting together as a single class, shall be entitled to elect two (2)

members of the Board of Directors (the “Series D Representatives” and, together with the Series B Representatives and the Series C Representative, the “Preferred Representatives”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Series Preferred and Common Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(e) Removal.

(i) During such time or times that the Company is subject to Section 2115(b) of the CGCL and subject to Section 2(d), the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares entitled to vote on such removal; provided, however, that, unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(ii) At any time or times that the Company is not subject to Section 2115(b) of the CGCL and subject to Section 2(d) and to any limitations imposed by law, Section (d)(i) above shall not apply and the Board of Directors or any director may be removed from office at any time (a) with cause by the affirmative vote of the holders of sixty-seven percent (67%) of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors or (b) without cause by the affirmative vote of the holders of sixty-seven percent (67%) of the voting power of all then-outstanding shares of voting stock of the Company, entitled to vote for such director at an election of directors.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred or Junior Stock, the holders of Series D Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the Original Issue Price of, plus all declared and unpaid dividends on, the Series D Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series D Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series D Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preference of the Series D Preferred set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred or Junior Stock, the holders of Series C Preferred and Series C-2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to (i) the Original Issue Price of, plus all declared and unpaid dividends on, the Series C Preferred and (ii) the Original Issue Price of, plus all declared and unpaid dividends on, the Series C-2 Preferred (in each case, with respect to such Original Issue Prices, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series C Preferred and/or Series C-2 Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred and Series C-2 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series C Preferred and Series C-2 Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(b).

(c) After the payment of the full liquidation preference of the Series D Preferred, the Series C Preferred and the Series C-2 Preferred set forth in Sections 3(a) and 3(b) above, before any distribution or payment shall be made to the holders of Series A Preferred or Junior Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the Original Issue Price of, plus all declared and unpaid dividends on, the Series B Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series B Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(c).

(d) After the payment of the full liquidation preference of the Series D Preferred, the Series C Preferred, the Series C-2 Preferred and the Series B Preferred set forth in Sections 3(a), 3(b) and 3(c) above, before any distribution or payment shall be made to the holders of Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to the Original Issue Price of, plus all declared and unpaid dividends on, the Series A Preferred (with respect to such Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), for each share of Series A Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 3(d).

(e) After the payment of the full liquidation preferences of the Series Preferred as set forth in Sections 3(a), 3(b), 3(c) and 3(d) above, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

(f) The following events shall be considered a liquidation under this Section:

(i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person approved by the Board of Directors in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger or (B) any transaction or series of transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred (an “Acquisition”), provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or

(ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company approved by the Board of Directors (an “Asset Transfer”).

(iii) In any of such events, if the consideration received by Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange including, but not limited to, the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors in good faith.

4.	CONVERSION RIGHTS.

The holders of Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred, as applicable, being converted.

(b) Series Preferred Conversion Rate.

(i) Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c)(i).

(ii) Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c)(ii).

(iii) Series C Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c)(iii).

(iv) Series C-2 Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C-2 Preferred (the “Series C-2 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C-2 Preferred by the “Series C-2 Preferred Conversion Price,” calculated as provided in Section 4(c)(iv).

(v) Series D Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c)(v).

(vi) References to Conversion Rate. The Series A Preferred Conversion Rate, the Series B Preferred Conversion Rate, the Series C Conversion Rate, the Series C-2 Conversion Rate and the Series D Conversion Rate are each referred to herein as a “Series Preferred Conversion Rate.”

(c) Series Preferred Conversion Price.

(i) Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(ii) Series B Preferred Conversion Price. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

(iii) Series C Preferred Conversion Price. The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted.

(iv) Series C-2 Preferred Conversion Price. The conversion price for the Series C-2 Preferred shall initially be the Original Issue Price of the Series C-2

Preferred (the “Series C-2 Preferred Conversion Price”). Such initial Series C-2 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C-2 Preferred Conversion Price herein shall mean the Series C-2 Preferred Conversion Price as so adjusted.

(v) Series D Preferred Conversion Price. The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the “Series D Preferred Conversion Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as so adjusted.

(vi) References to Conversion Price. The Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series C-2 Preferred Conversion Price and the Series D Preferred Conversion Price are each referred to herein as a “Series Preferred Conversion Price.”

(d) Mechanics of Conversion.

(i) Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors in good faith as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended (the “Act”), the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date the Company pays a dividend or other distribution in additional shares of Common Stock, the applicable Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change equivalent to the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization, merger or consolidation to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series D Preferred Conversion Price.

(i) If at any time or from time to time after the Filing Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined in Section 4(i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in Section 4(i)(iv) below) less than the then effective Series D Preferred Conversion Price, then the then existing Series D Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series D Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction (1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in Section 4(i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Preferred Conversion Price, and (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding on the day immediately preceding the given date, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options, warrants and convertible securities outstanding on the day immediately proceeding the given date. No adjustment shall be made to the Series D Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series D Preferred Conversion Price.

(ii) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 4(i)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series D Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus, (1) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, (2) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further (3) that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities (provided, however, no such adjustment of the Series D Preferred Conversion Price shall affect the Common Stock previously issued upon conversion of such series of Preferred Stock). No further adjustment of the Series D Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series D Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series D Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred. Notwithstanding anything herein to the contrary, Additional Shares of Common Stock issuable upon conversion of Convertible Securities and exercise of rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, including but not limited to convertible promissory notes and warrants, shall not be deemed to have been issued or sold by the Company under this Section 4(i), until such date the Effective Price of such Additional Shares of Common Stock underlying such Convertible Securities or rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities is ascertainable.

(iv) For the purpose of making any adjustment to the Series D Preferred Conversion Price required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (1) shares of Common Stock issued upon conversion of then outstanding shares of Preferred Stock; (2) (x) before the occurrence of the Subsequent Closing (as defined in the Series D Preferred Stock Purchase Agreement by and among the Company and certain purchasers of the Series D Preferred dated on or about the Filing Date (the “Series D Purchase Agreement”)), up to one million one hundred nineteen thousand five hundred (1,119,500) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and (y) after the occurrence of the Subsequent Closing, up to one million two hundred eighty-five thousand three hundred (1,285,300) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (in each case as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date) and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements approved by the Board of Directors; (3) shares of Common Stock and/or Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Filing Date; (4) shares of Common Stock and/or Preferred Stock issued pursuant to any commercial transaction, licensing arrangement, equipment loan or leasing arrangement, real property leasing arrangement or debt financing transaction, in each case which has been unanimously approved by the Board of Directors (including, for the avoidance of doubt, the Preferred Representatives); (5) up to an aggregate of one million five hundred thirty-eight thousand four hundred sixty-two (1,538,462) shares of Series C-2 Preferred issued pursuant to that Amended and Restated Put Agreement among the Company, Canadian Medical Discoveries Fund Inc. and Ambit Biosciences (Canada) Corporation dated on or about the Filing Date (the “Put Agreement”); (6) up to an aggregate of six hundred twelve thousand six hundred forty-nine (612,649) shares of Series D Preferred issued pursuant to the Put Agreement; and (7) Convertible Securities issued pursuant to the Series D Purchase Agreement. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, summarizing the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any merger or consolidation with or into any other corporation, or sale, lease or conveyance of all or substantially all of the Company’s assets, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or (iii) any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series Preferred at least fifteen (15) days prior to the record date specified therein (or such shorter period approved by the holders of at least sixty-seven percent (67%) of the outstanding Series D Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (B) the date on which any such merger or consolidation or sale, lease or conveyance of all or substantially all of the Company’s assets, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such merger or consolidation or sale, lease or conveyance of all or substantially all of the Company’s assets, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (y) if such closing occurs on or prior to the second anniversary of the Filing Date, (i) the per share price is at least $10.12 (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date), and (ii) the net cash proceeds to the Company (after deducting underwriting discounts, commissions and fees) are at least $50,000,000, or (z) if such closing occurs after the second anniversary of the Filing Date, (i) the per share price is at least $15.18 (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date), and (ii) the net cash proceeds to the Company (after deducting underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualifying Public Offering”) or (B) the date upon which the Company consummates an Acquisition or Asset Transfer in which (y) if such Acquisition or Asset Transfer is completed on or prior to the second anniversary of the Filing Date, the Effective Per Share Sale Price (as defined below) in such Acquisition or Asset Transfer is not less than $10.12 (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date) or (z) if such Acquisition or Asset Transfer is completed after the second anniversary of the Filing Date, the Effective Per Share Sale Price in such Acquisition or Asset Transfer is not less than $15.18 (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d). For purposes of this Section, the “Effective Per Share Sale Price” with respect to any Acquisition or Asset Transfer shall be the quotient of (1) the value of the aggregate consideration received or to be received by the Company in respect of such Acquisition or Asset Transfer (determined in good faith by the Board of Directors, with any securities and other non-cash consideration valued in accordance with Section 3(f)(iii) above and the value of any future or contingent payments determined on an expected net present value basis), divided by (2) the number of shares of Common Stock deemed to be outstanding (determined in accordance with Section 4(i)(i) above) on the date of closing of the Acquisition or Asset Transfer.

(ii) Upon the occurrence of any of the events specified in Section 4(l)(i) above, the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent;

provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors in good faith) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series Preferred against impairment.

5.	REDEMPTION.

(a) The Company shall be obligated to redeem the Series Preferred as follows:

(i) At any time after the fifth anniversary after the Filing Date, the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series D Preferred may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series D Preferred in twelve equal quarterly installments (each a “Series D Redemption Date”); provided that the Company shall receive at least 60 days prior to the first Series D Redemption Date written notice of such consent of the Series D Preferred. The Company shall effect such redemptions on the applicable Series D Redemption Date by paying in cash in exchange for the shares of Series D Preferred to be redeemed a sum equal to (i) the Original Issue Price of the Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date), plus (ii) any declared and unpaid dividends with respect to such shares. The total amount to be paid for Series D Preferred pursuant to this Section 5(a)(i) is hereinafter referred to as the “Series D Redemption Price.” The number of shares of Series D Preferred that the Company shall be required to redeem on any one Series D Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series D Preferred outstanding immediately prior to the Series D Redemption Date by (B) the number of remaining Series D Redemption Dates (including the Series D Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a)(i) shall be redeemed from each holder of Series D Preferred on a pro rata basis based on the number of shares of Series D Preferred held by such holder in proportion to the aggregate number of shares of outstanding Series D Preferred.

(ii) At any time after the complete redemption of all of the outstanding shares of Series D Preferred in accordance with Section 5(a)(i) hereof, the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series C Preferred and Series C-2 Preferred, voting together as a single class, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series C Preferred and Series C-2 Preferred in twelve equal quarterly installments (each a “Series C/C-2 Redemption Date” and, together with the Series D Redemption Date, the “Redemption Date”); provided that the Company shall receive at least 60 days prior to the first Series C/C-2 Redemption Date written notice of such consent of the Series C Preferred and Series C-2 Preferred. The Company shall effect such redemptions on the applicable Series C/C-2 Redemption Date by paying in cash in exchange for the shares of Series C Preferred and Series C-2 Preferred to be redeemed a sum equal to (i) the Original Issue Price of the Series C Preferred and Series C-2 Preferred, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date), plus (ii) any declared and unpaid dividends with respect to such shares. The total amount to be paid for Series C Preferred and Series C-2 Preferred is hereinafter referred to as the “Series C/C-2 Redemption Price” (and, together with the Series D Redemption Price, the “Redemption Price”). The number of shares of Series C Preferred and Series C-2 Preferred that the Company shall be required to redeem on any one Series C/C-2 Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series C Preferred and Series C-2 Preferred, respectively, outstanding immediately prior to the Series C/C-2 Redemption Date by (B) the number of remaining Series C/C-2 Redemption Dates (including the Series C/C-2 Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a)(ii) shall be redeemed from each holder of Series C Preferred and Series C-2 Preferred on a pro rata basis based on the number of shares of Series C Preferred and/or Series C-2 Preferred held by such holder in proportion to the aggregate number of shares of outstanding Series C Preferred and/or Series C-2 Preferred, as applicable.

(iii) At least 30 days but no more than 60 days prior to the first applicable Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of shares to be redeemed upon such Redemption Date setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate applicable Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b) On or prior to any Redemption Date, the Company shall deposit the applicable Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after any Redemption Date, each holder of shares to be redeemed upon such Redemption Date shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights and preferences of the holder provided herein (except the right to receive the applicable Redemption Price without interest upon surrender of certificates for such shares) shall cease and terminate with respect to such shares; provided that in the event that such shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(d) In the event of a call for redemption of any shares of Series C Preferred and Series C-2 Preferred or Series D Preferred, the Conversion Rights (as defined in Section 4) for such shares of Series C Preferred and Series C-2 Preferred or Series D Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth day preceding the applicable Redemption Date, unless default is made in payment of the applicable Redemption Price.

6. No Reissuance of Preferred Stock. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. Subject to any indemnification provisions in the Bylaws and the provisions of this Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the Company.

IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 25th day of October, 2007.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ M. Scott Salka

Print Name:	M. Scott Salka

Title:	Chief Executive Officer

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